Independent Registered Public Accounting Firm’s Consent

We hereby consent to the incorporation by reference in this amended Registration Statement (Form S-1/A) of our report dated April 1, 2019, relating to the consolidated balance sheets of Chanticleer Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2018 and 2017 and the related consolidated statements of operations and comprehensive loss, equity, and cash flows for the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which is filed with the United States Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the filing.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina

May 24, 2019